EXHIBIT 99.1

GT Advanced Technologies Inc. Announces Results for Fourth Quarter and Fiscal Year 2013

MERRIMACK, N.H., Feb. 24, 2014 (GLOBE NEWSWIRE) -- GT Advanced Technologies Inc. (Nasdaq:GTAT) today reported results for the fourth quarter and fiscal year 2013, which ended December 31, 2013.

Management Commentary

"Our results for the December quarter were in line with our guidance and the anticipated growth trajectory of our business remains unchanged," said Tom Gutierrez, president and chief executive officer. "We expect to return to profitability during the second half of 2014.

"Our arrangement to supply sapphire materials to Apple is progressing well and we started to build out the facility in Arizona and staff the operation during the quarter," said Gutierrez. "We are pleased to have Apple as a sapphire customer and to be in a position to leverage our proprietary know-how to enable the supply of this versatile material. While our primary focus during the balance of the year is to continue to execute on our commitments in Arizona, our aim is to position GT not only as an exceptional sapphire supplier to Apple but also as an unparalleled world-class supplier of sapphire material and equipment to a variety of customers.

"Although we have significant opportunities in sapphire, the GT story is not only about our emerging sapphire materials business. In fact, our entry into sapphire materials may enable us to expand into other materials segments once we have fully ramped the operation in Arizona. The many diversification and investment seeds we have planted over the last several years in the LED, power electronics, advanced solar and industrial markets are expected to begin to bear fruit over the next 18 months. We are seeing significant interest in our new products and now expect equipment orders from these initiatives to be received during the latter part of 2014, with meaningful revenue recognition beginning in early 2015.

"During the last year, we worked to ensure that our balance sheet continues to provide us with the strategic and operational flexibility necessary to take advantage of the many growth opportunities that we have identified," concluded Gutierrez.

Fourth Quarter and Full Year 2013 Financial Results

During 2013, the company made the strategic decision to forego ASF equipment sales while building out its new sapphire materials capacity. This decision has had, and will have, a clear negative impact on the company's fourth quarter and full year results for 2013 and near term future results.

Revenue for the fourth quarter came in at $32.6 million including $2.5 million in polysilicon, $11.3 million in photovoltaic (PV), and $18.8 million in sapphire. This compares to revenue in the third quarter of $40.3 million and $102.3 million in the fourth quarter of fiscal 2012. Revenue for the year ended December 31, 2013 was $299.0 million compared to $733.5 million for the year ended December 31, 2012.

Summary results for the quarter and year are presented in the table below:
	Three-Months Ended			Full Year
	Dec 31st, 2013	Sept 28th, 2013	Dec 31st, 2012	Dec 31st, 2013	Dec 31st, 2012
Revenue	$32.6	$40.3	$102.3	$299.0	$733.5
Gross Margin	9.3%	44.1%	(40.2%)	31.1%	28.1%
GAAP EPS	($0.33)	($0.31)	($1.34)	($0.71)	($0.53)
Non-GAAP EPS	($0.26)	($0.16)	($0.15)	($0.35)	$0.73

Cash, Backlog and Orders

At the end of the fourth quarter, the balance sheet had cash, cash equivalents and restricted cash of $593.0 million and debt of $283.9 million. This compares to $418.1 million of cash and cash equivalents at the end of the fourth quarter of calendar 2012 which included $297.0 million of total debt. During the fourth quarter, the company received the first of a series of prepayments under its multi-year sapphire material supply agreement with Apple. Additionally, the company completed a concurrent common stock and convertible debt offering in December 2013 that resulted in net proceeds of approximately $290.0 million. The company also paid off an outstanding term loan of $96.0 million.

As of December 31, 2013, the company's total backlog was $602.2 million comprised of equipment orders only. This included $298.7 million in the polysilicon segment, $11.3 million in the PV segment and $292.1 million in the sapphire segment. New orders during the fourth quarter of calendar 2013 were $23.8 million. The company adjusted backlog down by approximately $47.3 million during the quarter primarily related to an arrangement with an ASF customer that was modified. All orders for sapphire material have been and will continue to be excluded from backlog going forward.

Business Outlook

The company expects that 2014 will be a transformational year, one in which it builds a sapphire materials business while continuing to invest in the new technologies that will drive its equipment business in 2015 and beyond.

The company expects that revenue and profitability will be back end loaded, with its sapphire materials business ramping as the year progresses, and with improving financial performance during the second half of 2014.

On an annualized basis, during 2014, the company expects revenues to range from $600 million to $800 million, with approximately 15% of total revenues occurring in the first half of the year. The company expects that its sapphire segment will account for more than 80% of total revenue in 2014. The sapphire segment includes the company's equipment and materials businesses in the LED, industrial and consumer electronics markets.

During the first quarter of 2014, the company expects to generate revenues in the range of $20 million to $30 million with a non-GAAP loss per share of $0.20 to $0.25.

Consolidated gross margins for 2014 are expected to be in the range of 25% to 27%, reflecting lower margin material shipments during the year, inefficiencies related to the ramp up of the sapphire materials business and underutilization of the company's equipment operations.

The company expects that 2014 non-GAAP earnings per share will be in the range of $0.02 to $0.18. This assumes an average outstanding share count of 148 million shares.

The company's cash balance at year end is currently expected to be in the range of $400 million to $500 million.

Conference Call, Webcast

Today, Monday, February 24, 2014, at 8:00am ET, the company will host a live conference call with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer, to discuss its fourth quarter and full year 2013 results, general business update and fiscal year 2014 guidance outlook.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies' website, http://investor.gtat.com/. A slide presentation will accompany the call. The live call can also be accessed by dialing (631) 291-4543. No password is required to access the webcast or call.

A replay of the call will be available for 90-days.  To access the webcast replay please go to http://investor.gtat.com/ and select the webcast replay link on the 'Events and Presentations' page. Or, please dial (404) 537-3406. The telephone replay will be available through March 5, 2014 and requires the passcode 44370871.

Investor Financial Summary Document

A comprehensive summary of the company's financial performance can be found on the Investor Relations section of its website on the "Q4 FY13 Earnings Call" webcast page. To access: http://investor.gtat.com.

Technology Day Event

Given the interest level in and importance of its new product developments, the company will be webcasting a New Product and Technology Briefing on March 14, 2014 that will focus exclusively on our new product and technology initiatives. Additional information regarding the webcast will be available later this week at http://investor.gtat.com/.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a leading diversified technology company producing advanced materials and innovative crystal growth equipment for the global consumer electronics, power electronics, solar and LED industries. Its technical innovations accelerate the use of advanced materials, enabling a new generation of products across this diversified set of global markets. For additional information about GT Advanced Technologies, please visit www.gtat.com.

GT Advanced Technologies Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$ 498,213	$ 418,095
Restricted cash	1,330	--
Accounts receivable, net	12,377	23,829
Inventories	39,087	133,286
Deferred costs	2,977	30,248
Vendor advances	1,341	32,440
Deferred income taxes	22,194	28,226
Refundable income taxes	845	1,516
Prepaid expenses and other current assets	7,003	9,168
Total current assets	585,367	676,808
Property, plant and equipment, net	209,760	77,980
Restricted cash	93,419	--
Intangible assets, net	95,943	90,516
Goodwill	54,279	48,021
Other assets	162,075	111,343
Total assets	$ 1,200,843	$ 1,004,668
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$ --	$ 7,250
Accounts payable	77,303	44,848
Accrued expenses	39,115	30,928
Contingent consideration	234	4,901
Customer deposits	38,995	111,777
Deferred revenue	19,724	86,098
Accrued income taxes	10,282	21,716
Total current liabilities	185,653	307,518
Long-term debt	--	132,313
Prepayment obligation	172,475	--
Convertible notes	283,914	157,440
Deferred income taxes	33,023	24,459
Customer deposits	55,598	71,340
Deferred revenue	99,672	35,848
Contingent consideration	15,173	5,414
Other non-current liabilities	808	2,323
Accrued income taxes	28,105	25,762
Total liabilities	874,421	762,417
Commitments and contingencies
Stockholders' equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	--	--
Common stock, $0.01 par value; 500,000 shares authorized, 134,463 and 119,293 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	1,345	1,193
Additional paid-in capital	353,777	183,565
Accumulated other comprehensive income (loss)	1,259	806
Retained earnings	(29,959)	56,687
Total stockholders' equity	326,422	242,251
Total liabilities and stockholders' equity	$ 1,200,843	$ 1,004,668

GT Advanced Technologies Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 28,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Revenue	$32,570	$40,291	$102,333	$298,967	$733,536
Cost of revenue	29,531	22,514	143,491	205,920	527,132
Gross profit	3,039	17,777	(41,158)	93,047	206,404
Operating expenses:
Research and development	26,967	21,075	22,695	83,006	70,649
Selling and marketing	4,509	3,496	5,458	15,379	15,115
General and administrative	20,460	17,427	13,801	68,967	59,532
Contingent consideration expense (income)	(2,116)	4,971	296	(1,119)	(8,965)
Impairment of goodwill	--	--	57,037	--	57,037
Restructuring charges	--	4,010	33,441	6,868	33,441
Amortization of intangible assets	2,975	2,976	2,534	11,073	10,165
Total operating expenses	52,795	53,955	135,262	184,174	236,974
(Loss) income from operations	(49,756)	(36,178)	(176,420)	(91,127)	(30,570)
Other income (expense):
Interest income	78	122	131	364	181
Interest expense	(11,370)	(6,456)	(5,957)	(31,832)	(9,355)
Other, net	44	62	(34)	117	(1,002)
(Loss) income before income taxes	(61,004)	(42,450)	(182,280)	(122,478)	(40,746)
(Benefit) provision for income taxes	(19,238)	(4,304)	(22,871)	(35,832)	22,489
Net (loss) income	($41,766)	($38,146)	($159,409)	($86,646)	($63,235)
Net (loss) income per share:
Basic	($0.33)	($0.31)	($1.34)	($0.71)	($0.53)
Diluted	($0.33)	($0.31)	($1.34)	($0.71)	($0.53)
Weighted-average number of shares used in per share calculations:
Basic	126,049	122,183	119,109	122,481	118,931
Diluted	126,049	122,183	119,109	122,481	118,931

Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 28,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Non-GAAP Gross Profit and Gross Margin
Revenue	$32,570	$40,291	$102,333	$298,967	$733,536
Cost of revenue	29,531	22,514	143,491	205,920	527,132
Gross profit	3,039	17,777	(41,158)	93,047	206,404

Non-GAAP adjustments:
Write-down of inventory, vendor advances and PO cancellation fees	943	19	71,754	1,499	71,754
Accelerated depreciation for early retirement of fixed assets	2,488	--	2,520	2,488	2,520

Non-GAAP gross profit	$6,470	$17,796	$33,116	$97,034	$280,678

Non-GAAP gross margin	19.9%	44.2%	32.4%	32.5%	38.3%

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 28,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Non-GAAP Net Income & Earnings per Share
Net (loss) income	($41,766)	($38,146)	($159,409)	($86,647)	($63,235)

Non-GAAP adjustments:

Amortization of acquired intangible assets	2,975	2,976	2,534	11,073	10,165
Share-based compensation expense	4,797	4,555	2,084	18,680	15,176
Third party acquisition related expenses	434	371	945	1,893	1,550
Write-down of inventory, vendor advances and PO cancellation fees	943	19	71,754	1,499	71,754
Accelerated depreciation for early retirement of fixed assets	6,794	63	2,520	9,393	2,520
Impairment of goodwill	--	--	57,037	--	57,037
Restructuring charges	--	4,010	33,441	6,868	33,441
Contingent consideration expense (income)	(2,116)	4,971	296	(1,119)	(8,965)
Non-cash portion of interest expense	8,812	3,352	3,042	19,676	3,799
Income tax effect of non-GAAP adjustments (1)	(13,402)	(1,539)	(32,354)	(24,053)	(35,349)

Non-GAAP net (loss) income	($32,529)	($19,368)	($18,110)	($42,737)	$87,893

Non-GAAP earnings per diluted share ("Non-GAAP EPS")	($0.26)	($0.16)	($0.15)	($0.35)	$0.73

Diluted weighted average shares outstanding	126,049	122,183	119,109	122,481	120,067

(1) The Company utilized the with and without method to determine the income tax effect on non-GAAP adjustments.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), GT Advanced Technologies is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  We believe that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts company performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing our performance to prior periods and to the performance of our competitors. Management also uses these measures in its financial and operational decision-making.

We define "non-GAAP gross profit" as GAAP gross profit excluding the write-down of inventory, vendor advances and PO cancellation fees, and the accelerated depreciation for early retirement of fixed assets. We consider non-GAAP gross profit to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP net income" as GAAP net income excluding share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, contingent consideration, write-downs of inventory, vendor advances and PO cancellation fees, restructuring and asset impairment, accelerated depreciation for early retirement of fixed assets, and the non-cash portion of interest expense. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP earnings per share on a fully-diluted basis" as our non-GAAP net income divided by our weighted average shares outstanding on a fully-diluted basis.

The forward-looking guidance included in this announcement excludes certain items such as amortization of intangibles and other charges. Because the amount of these items is not fully known to us at this time, we are unable to provide guidance for, or a reconciliation to, the most directly comparable GAAP financial measures. The impact of these excluded items may cause the estimated non-GAAP financial measures to differ materially from the comparable GAAP financial measures.

Forward-Looking Statements

Some of the information in this press release relates to future expectations, plans and prospects for our business and industry that constitute "forward-looking statements" for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: the anticipated growth trajectory of the Company's business remains unchanged; Company expects to return to profitability during the second half of 2014; the Company is in a position whereby its sapphire technology can enable the development of new applications for sapphire material; The Company's aim is to position the Company not only as an exceptional sapphire supplier to Apple but also as an unparalleled world-class supplier of sapphire material and equipment for a variety of applications; the diversification and investment seeds the Company has planted over the last several years in the LED, power electronics and advanced solar and industrial markets are expected to begin to bear fruit over the next 18 months; the company now expects equipment orders from investments to be received during the latter part of 2014, with meaningful revenue recognition beginning in early 2015; all statements under the caption "Business Outlook;" Company continues to from solar to a diversified, stronger, less cyclical company with multiple revenue streams; the company expects that 2014 will be a transformational year, one in which its sapphire materials business ramps and it continues to invest in the new technologies that will drive its equipment business in 2015 and beyond; the company expects that revenue and profitability will be back end loaded with its sapphire materials business ramping gradually as the year progresses, resulting in improved financial performance during the back half of 2014; the company expects revenues in 2014 to range from $600M to $800M, and the percentage expected to be from the sapphire segment; the company expects total revenues in the first quarter of 2014 to be in the range of $20-$30 million; revenues in the first half are expected to account for approximately 15% of total revenues for the 2014; consolidated gross margins for 2014 are expected to be in the range of 25% to 27% and the reasons therefore; capital spending is expected to be approximately $500-$600 million, with operating expenses on a non-GAAP basis of approximately $140-$160 million; Company expects capital spending will be heavily weighted towards the first half of the year; the company's cash balance at year end is currently expected to be in the range of $400 to $500 million; non-GAAP EPS for the year is expected to range from $.02 to $.18 per share, with the end result being primarily dependent on the mix of equipment and materials business; the company expects to receive initial orders for Hyperion, SiC, HVPE and HiCz during the year, revenue recognition will not likely occur until 2015 on the bulk of this business; the company expects to return to profitability during the second half of 2014 with profitability is expected to be heavily weighted to the latter part of the year; Company expects Non-GAAP EPS during the first quarter of 2014 is expected to range from a loss of $.20 to $.25. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company's control, which could cause actual events to differ materially from those expressed or implied by these statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog and may not recognize any benefits from its arrangement with Apple. Although the Company's backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal year ended December 31, 2013, we cannot guarantee that our bookings or order backlog or our arrangement with Apple will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the Company's ability to transition its business to being a sapphire material and equipment provider; Apple purchasing sufficient quantities under its arrangements with the Company; the Company complying with the provisions of its arrangements with Apple; the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar (polysilicon and photovoltaic) and sapphire equipment, general economic conditions and the tightening credit markets having an adverse impact on demand for our products; increased trade tensions between the United States and China (and other jurisdictions); the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our polysilicon and photovoltaic equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights or may be subject to liability for violating intellectual property rights of another party, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company's products and various other risks as outlined in GT Advanced Technologies Inc.'s filings with the Securities and Exchange Commission, including the statements under the heading "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended September 28, 2013. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.'s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT: Media
         Jeff Nestel-Patt
         jnestelpatt@gtat.com
         603-204-2883

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         Investor Hotline
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